Exhibit 99.1

AtlasClear Holdings Responds to NYSE American Trading Suspension and Delisting Proceedings; Intends to Appeal

-AtlasClearing Remains Compliant with Regulatory Net Capital Requirements as Correspondent Clearing and Onboarding Continue-

-Common Stock Expected to Be Quoted on the OTC Market Under “ATCH” During Appeal-

TAMPA, Fla., Nov. 10, 2026 (GLOBE NEWSWIRE) — AtlasClear Holdings, Inc. (“AtlasClear” or the “Company”), a company building regulated financial infrastructure for smaller institutions, fintechs and advisors, today announced that on November 10, 2026, it was notified by NYSE American LLC (the “Exchange”) that the Exchange’s staff has suspended trading in the Company’s common stock, effective immediately, and has determined to commence proceedings to delist the common stock. The Exchange cited Section 1003(f)(v) of the NYSE American Company Guide, based on the low selling price of the common stock.

Key Takeaways

●	AtlasClearing’s clearing operations continue in the ordinary course, and AtlasClearing remains compliant with its regulatory net capital requirements.

●	The Exchange’s determination is based on the low selling price of the common stock, not on the Company’s operations or regulatory capital.

●	AtlasClearing has signed eight correspondent broker-dealer agreements, and onboarding continues.

●	The Company intends to appeal. During the appeal process, the common stock is expected to be quoted on the OTC market under the symbol “ATCH.”

●	Shareholders continue to own their shares; the suspension does not change the number of shares held or shareholders’ percentage ownership.

The Company intends to appeal the staff’s determination by requesting a hearing before a Listing Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange, as permitted under Section 1203 of the NYSE American Company Guide. During the appeal process, the common stock will remain suspended from trading on the NYSE American and is expected to be quoted on the OTC market. The common stock remains listed on the NYSE American while the appeal is pending. The Exchange has stated that it will apply to the Securities and Exchange Commission to delist the common stock only upon completion of all applicable procedures, including any appeal by the Company. The Company currently intends to seek to effect a reverse stock split as one tool to support its appeal and continued listing. A reverse stock split would not, by itself, change shareholders’ percentage ownership of the Company.

The Exchange’s determination is based solely on the low selling price of the common stock. It does not relate to AtlasClearing’s regulatory capital compliance, the Company’s financial condition or the status of its correspondent clearing operations.

“Our underlying business remains operational, and our strategic priorities have not changed,” said John Schaible, Executive Chairman of AtlasClear Holdings. “We intend to pursue the appeal process and seek to restore trading on the NYSE American, while continuing to execute on our correspondent clearing strategy. AtlasClearing remains compliant with its regulatory capital requirements, and we believe the progress we are making in expanding our clearing platform is what will ultimately define the business.”

“Our correspondent clearing operations continue in the ordinary course, and our team remains focused on bringing additional firms onto the platform,” said Craig Ridenhour, President of AtlasClear Holdings and Chairman of AtlasClearing, Inc. “We have invested in the infrastructure, regulatory capabilities and personnel needed to support these relationships, and that work continues. On the operating side, our focus is on converting signed correspondent agreements into active clearing relationships and building a stronger, more diversified revenue base.”

Clearing Operations and Growth Strategy Continue

AtlasClear’s wholly owned subsidiary, AtlasClearing, Inc. (formerly Wilson-Davis & Co., Inc.) (“AtlasClearing”), continues to operate its regulated clearing business and remains compliant with applicable net capital requirements. AtlasClearing has signed eight correspondent broker-dealer agreements, and the Company remains focused on expanding its correspondent clearing relationships, onboarding signed broker-dealer clients and developing its integrated financial infrastructure platform.

The Company continues to pursue its strategy of providing clearing and financial infrastructure services to smaller broker-dealers and financial institutions. Management remains focused on translating its growing correspondent network into active clearing activity, recurring revenue opportunities and long-term operating growth.

AtlasClear’s fiscal 2026 revenue increased 85% to $20.1 million, before material contributions from its newly signed correspondents, and cash more than doubled to $15.4 million without the use of an at-the-market offering or equity line.

Trading of Common Stock

The Company’s common stock remains issued and outstanding. During the appeal process, the Company expects its common stock to be quoted on the OTC market operated by OTC Markets Group under the symbol “ATCH.” The Company intends to continue to file reports with the Securities and Exchange Commission and to provide regular updates to shareholders, and holders’ ownership, voting rights and economic interests are unchanged. There can be no assurance that an active trading market will develop on the OTC market or that the appeal will be successful such that trading in the common stock will resume on the NYSE American.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the Exchange’s notice.

About AtlasClear Holdings, Inc.

AtlasClear Holdings, Inc. is building a technology-enabled financial services platform designed for trading, clearing, settlement, and banking for emerging financial institutions and fintechs. Through its wholly owned subsidiary AtlasClearing, Inc. (formerly Wilson-Davis & Co., Inc.), a full-service correspondent broker-dealer registered with the SEC and FINRA, its pending acquisition of Ark Financial Services, Inc., and its planned acquisition of Commercial Bancorp of Wyoming, AtlasClear Holdings seeks to deliver a vertically integrated suite of investment banking, brokerage, clearing, risk management, regulatory, and commercial banking solutions. For more information, follow us on LinkedIn or X and visit www.atlasclear.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the Company’s appeal of the Exchange’s determination, a potential reverse stock split, the quotation of its common stock on an over-the-counter market, the continuation of its business operations, the onboarding of correspondent broker-dealers and the Company’s growth strategy. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the outcome of any review of the Exchange’s determination; the delisting of the common stock and its effect on liquidity, the market price and the Company’s ability to raise capital; the effect of the suspension or delisting on the Company’s agreements, financing arrangements and pending transactions, including the pending acquisitions of Ark Financial Services, Inc. and Commercial Bancorp of Wyoming; delays in onboarding correspondent broker-dealers; and the other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2026, and subsequent filings. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Company Contact

AtlasClear Holdings, Inc.

Email: AtlasClearIR@atlasclear.com

Investor Relations Contact

Jeff Ramson, CEO

PCG Advisory, Inc.

Email: jramson@pcgadvisory.com